UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 17, 2006

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-905	PPL Electric Utilities Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-0959590

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

On March 17, 2006, the 2006 annual performance goals and business criteria for incentive awards to the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of PPL Electric Utilities Corporation (the "Company") were established by the Compensation and Corporate Governance Committee (the "C&CGC") of the Board of Directors of PPL Corporation, the Company’s parent corporation. The achievement of the performance goals and business criteria will be measured, and any resulting incentive awards will be made to the named executive officers, in 2007.

The named executive officers of the Company currently are the President, the Senior Vice President-Financial and the Treasurer. The Company’s Vice President and Controller, who was appointed effective January 30, 2006, is expected to become a named executive officer based on his compensation in 2006.

Short-term Incentive Cash Awards

For the annual incentive cash (i.e., bonus) awards to be made to the Company's named executive officers, the following award targets as a percentage of base salary have been established: President-50%; Senior Vice President-Financial-50%; Vice President and Controller-40%; and Treasurer-40%. The annual incentive cash awards will be made by applying these target percentages to the percentage of goal attainment as determined by the C&CGC, in the case of the President and Senior Vice President-Financial, and by PPL Corporation's Corporate Leadership Council, in the case of the Vice President and Controller and the Treasurer.

The goal categories for 2006 for the President include specific financial and operational measures for PPL Corporation and key subsidiaries, including specific operational goals for the Company. The weightings for each of these categories are allocated 40% to PPL Corporation's earnings per share and enhanced shareowner value, 40% to the financial and operational performance of the Company and 20% to certain operating subsidiaries of PPL Corporation.

In the case of the Senior Vice President-Financial, the goal categories for 2006 include specific financial and operational measures for PPL Corporation and key subsidiaries, including the Company. The weightings for each of these categories are allocated 60% to PPL Corporation's earnings per share and enhanced shareowner value, 10% to the financial and operational performance of the Company and 30% to the financial and operational performance of certain other operating subsidiaries of PPL Corporation.

In the case of the Vice President and Controller and the Treasurer, the goal categories for 2006 include specific financial and operational measures for PPL Corporation and key subsidiaries, and also consideration of individual performance. The weightings for each of these categories are allocated 40% to PPL Corporation's earnings per share and enhanced shareowner value, 10% to the financial and operational performance of the Company, 30% to the financial and operational performance of certain other operating subsidiaries and 20% to individual performance.

Long-term Incentive Equity Awards

The long-term incentive equity awards to be made by the C&CGC to the named executive officers pursuant to PPL Corporation's Incentive Compensation Plan will consist of (i) two restricted stock unit awards that represent delivery of a specified number of shares of PPL Corporation common stock following a three-year restriction period, and (ii) one stock option award that will become exercisable for PPL Corporation common stock in equal installments over a three-year period from the date of grant. One of the grants of restricted stock units will be based on the achievement of sustained financial and operational results, which will be determined by averaging the most recent three years of annual performance measures used for the annual short-term incentive cash awards. The second grant of restricted stock units will be based on the achievement of specific strategic objectives to increase shareowner value through implementation of certain long-term corporate initiatives, including actions to (i) influence the evolution of government policies toward more competitive markets; (ii) structure PPL Corporation internally to enable it to respond to wholesale trading opportunities after 2009, when the existing long-term energy sales contracts between the Company and PPL EnergyPlus, LLC (the “PLR contracts”) expire, and develop and retain management and technical skills necessary to permit continued growth of PPL Corporation; and (iii) implement necessary actions to position PPL Corporation to successfully benefit from the expiration of the PLR contracts. The exercise price of the stock option awards will be the fair market value of PPL Corporation’s common stock on the date of grant.

The following long-term incentive equity award targets as a percentage of base salary have been established for each named executive officer:

Long-term Incentive Program	Restricted Stock Units		Stock Options
	(Targets as % of Salary)
Position	Sustained Financial and Operational Results	Strategic Objectives Results	Stock Price Performance
President	40%	40%	80%
Senior Vice President-Financial	40%	40%	80%
Vice President and Controller	26.25%	26.25%	52.5%
Treasurer	26.25%	26.25%	52.5%

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL ELECTRIC UTILITIES CORPORATION

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

Dated: March 23, 2006